Aaron Rents, Inc. Reports Record First Quarter Results; Earnings Up 35%

      ATLANTA, April 25 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three months ended March 31, 2007.

      For the first quarter of 2007, revenues increased 12% to $387.9 million compared to $347.3 million for the same quarter a year ago. Net earnings were up 35% to $29.2 million versus $21.6 million last year. Diluted earnings per share were $.53 compared to $.42 per diluted share in the first quarter of 2006. Included in the Company's other revenues in the first quarter of 2007 was a $4.9 million gain from the sale of a parking deck at the Company's corporate headquarters. Excluding this gain, net earnings on a non-GAAP basis for the first quarter would have been $26.2 million or $.48 per diluted share. "We feel that our first quarter was a good start for 2007," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "We plan to continue to aggressively expand operations and look forward to adding more stores in future periods."

      For the first quarter, the Aaron's Sales & Lease Ownership division increased its revenues 12% to $351.2 million compared to $314.3 million for the first quarter last year. Same store rental revenues (rental revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 9.3% during the first quarter of 2007 compared to the first quarter of 2006. Total same store revenues for these stores, which includes the rental revenue gain offset by a decline in retail sales and early payouts of lease ownership agreements, increased 5.4% for the first quarter of this year compared to the quarter last year.

      The Aaron's Corporate Furnishings division revenues declined 3% during the quarter to $31.2 million compared to the $32.3 million recorded in the first quarter a year ago. The division's revenues were aided last year from increased business related to the hurricanes in the Gulf Coast region in 2005.

      Consolidated rentals and fees advanced increased 12% and franchise royalties and fees increased 19% during the first quarter of 2007 compared to the same period in 2006. Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, increased 10% for the quarter compared to the first quarter of last year. The increases in the Company's franchise revenues and non-retail sales are the result of an increase in revenues of the Company's franchisees, who collectively had revenues of $147.6 million during the first quarter of 2007, a 16% increase over the 2006 quarter. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

      During the quarter the Aaron's Sales & Lease Ownership division opened 13 new Company-operated stores, 13 new franchised stores, and three RIMCO stores. In addition, the Company acquired three franchised stores, sold one Company-operated store to a franchisee, and purchased the accounts from two other third party stores that were merged into existing Company-operated stores. In addition, area development agreements were awarded to open 51 additional franchised stores. At the end of March there were 258 franchised stores awarded that are expected to open over the next several years.

      At March 31, 2007, the Aaron's Sales & Lease Ownership division had 842 Company-operated stores, 451 franchised stores, and 20 RIMCO stores. The Company also had 59 corporate furnishings stores.

      "Although revenue growth in the first quarter was slower than in the past quarters, due to the decline in retail sales and early payouts, margins improved as several of the initiatives we have put in place over the past year to raise profitability are showing results," Mr. Loudermilk continued. "We still expect to add 250 stores in 2007, a combination of Company-operated and franchised stores. Our guidance for the second quarter of 2007 is to expect revenues in excess of $350 million and diluted earnings per share in the range of $.35 to $.39," Mr. Loudermilk continued. "For the entire 2007 year we expect Company revenues of approximately $1.5 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.55 to $1.65 (excluding the gain on the parking deck sale)."

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      Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, April 26, 2007, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

      Aaron Rents, Inc., based in Atlanta, currently has more than 1,380 Company-operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 13 facilities in five states.

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.



                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                    (Unaudited)
                                                Three Months Ended
                                                    March 31,
                                                    2007 2006

    Revenues:
      Rentals and Fees                       $ 285,797     $ 254,246
      Retail Sales                              15,626        19,170
      Non-Retail Sales                          70,253        64,027
      Franchise Royalties and Fees               9,914         8,328
      Other                                      6,344         1,516
        Total                                  387,934       347,287

    Costs and Expenses:
      Retail Cost of Sales                      10,307        12,406
      Non-Retail Cost of Sales                  64,130        59,791
      Operating Expenses                       161,677       143,956
      Depreciation of Rental Merchandise       103,051        93,281
      Interest                                   1,889         3,222
        Total                                  341,054       312,656

    Earnings Before Taxes                       46,880        34,631

    Income Taxes                                17,673        13,070

    Net Earnings                             $  29,207     $  21,561

    Earnings Per Share                       $     .54     $     .43

    Earnings Per Share Assuming Dilution     $     .53     $     .42

    Weighted Average Shares Outstanding         54,161        50,185

    Weighted Average Shares Outstanding
     Assuming Dilution                          54,992        51,085

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                           Selected Balance Sheet Data
                                 (In Thousands)

                                            (Unaudited) March 31, December 31,
                                                2007           2006

    Cash                                     $   9,420    $    8,807
    Accounts Receivable                         46,721        43,495
    Rental Merchandise, Net                    637,816       612,149
    Property, Plant and Equipment, Net         175,977       170,294
    Other Assets, Net                          147,323       144,861
    Total Assets                             1,017,257       979,606

    Bank Debt                                    5,000        15,612
    Senior Notes                                90,000        90,000
    Total Liabilities                          383,075       372,591
    Shareholders' Equity                     $ 634,182     $ 607,015


SOURCE  Aaron Rents, Inc.
    -0-                             04/25/2007
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer, of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com /